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                                                                    EXHIBIT 10.7

                 SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE


               This Settlement Agreement and Mutual General Release (the "Agreement") is entered into effective April 8, 1998 by and between The Sirena Apparel Group, Inc. ("Sirena"), on the one hand, and Apparel Management, Inc., a New York corporation, and Arthur H. Warshaw, an individual (together, the "Consultant"), on the other hand, with respect to the following facts:

                                    RECITALS

               WHEREAS, the Consultant and Sirena are parties to that certain Consulting Agreement, dated August 12, 1994, as amended and restated by that certain Amended and Restated Consulting Agreement, dated August 12, 1995 (the "Consulting Agreement");

               WHEREAS, a dispute has arisen between the parties relating to the Consulting Agreement; and

               WHEREAS, the parties desire to terminate the Consulting Agreement and to fully and finally resolve any and all claims relating to the Consulting Agreement, as well as any and all other differences, disputes and disagreements, of whatever kind or nature, whether known or unknown as between the Consultant and Sirena, and each of them.

               NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement, and on the basis of the representations, conditions and promises contained herein, the parties hereto agree as follows:

                                    AGREEMENT

               1. Termination of Consulting Agreement. The Consultant and Sirena agree that the Consulting Agreement shall terminate on the Closing Date as set forth in Section 9 below, and neither Sirena nor the Consultant shall have any further obligation to the other with respect to the Consulting Agreement; provided, however, that the provisions of Section 5 of the Consulting Agreement regarding disclosure or use of confidential information shall survive the termination of the Consulting Agreement and the general mutual release provided for in Section 2 of this Agreement.

               2. Mutual General Release of Claims. In consideration of the provisions hereof, the Consultant and Sirena, and each of them, for themselves, as well as their respective directors, officers, affiliates, agents, employees, partners, attorneys, successors and assigns, do hereby absolutely, fully and forever release, relieve, waive, relinquish and discharge the other from any and all manner of all claims, causes of action, suits, debts, liabilities, accounts, accountings, agreements, demands, obligations, costs, expenses, sums of money, controversies, damages, reckonings and liens of every kind and nature whatsoever, whether known or unknown, suspected



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or unsuspected, which either party at any time heretofore had or may have had, by reason or thing whatsoever occurring, done, omitted or suffered to be done prior to the date of this Agreement, except as provided in Section 4 below.

               3. Waiver of Civil Code Section 1542. It is the intention of the parties in executing this Agreement that it shall be effective as a bar against each and every claim, demand, suit or cause of action. In furtherance of this intention, the parties agree that the release provided for in this Agreement pursuant to Section 2 above extends to all claims, whether or not known or suspected by a party, and constitutes a WAIVER of each and all of the provisions of California Civil Code Section 1542, which reads as follows:

                      "Section 1542. Certain claims not affected by general
               release. A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

               The Consultant hereby expressly acknowledges that he has opportunity to have the effect and import of this provision fully explained to him by counsel.

               4. No Effect on Non-Qualified Stock Options. Nothing contained herein shall be deemed to affect the Consultant's rights relating to grants of non-qualified stock options by Sirena on August 12, 1994 and June 28, 1996.

               5. Consideration. As the total consideration for this Agreement, Sirena shall pay to the Consultant by wire transfer the lump sum of two hundred sixty thousand dollars ($260,000) on the Closing Date (as defined below).

               6. Non-Disclosure of Agreement. The terms and conditions of this Agreement shall remain confidential as between the parties, except as provided herein or as required by the rules and regulations of the Securities and Exchange Commission (the "Commission") or as otherwise may be required by law or court order or as reasonably determined by Sirena's counsel or independent public auditors. Without limiting the foregoing, neither the Consultant nor Sirena will disclose to any other person, or respond to or in any way participate in or contribute to any public discussion concerning, or in any way relating to, the execution of this Agreement or the events which led to its execution.

               7. No Disparagement. The parties hereto agree that neither will in any way disparage the other party hereto or any director, officer, affiliate, agent, employee or partner, or make or solicit any comments or statements or the like that may be considered to be disparaging, derogatory or detrimental to the good name, business reputation or business interests of any of the aforementioned persons or entities.



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               8. Ongoing Obligations Regarding Confidential Information. The
Consultant acknowledges that he has continuing obligations to Sirena regarding disclosure or use of confidential information pursuant to Section 5 of the Consulting Agreement. Any violation of those obligations by the Consultant shall constitute a material breach of this Agreement, as well as a material breach of the Consulting Agreement, and shall subject the Consultant to forfeiture of all benefits and payments pursuant to this Agreement. Sirena expressly reserves the right to pursue all other remedies available to it under the Consulting Agreement for breach of such agreement.

               9. Closing Date. Delivery of the executed Agreement and the consideration provided for in Section 5 above shall take place on April 8, 1998, or on such other date as the parties hereto shall agree (the "Closing Date").

               10. No Prior Assignment or Settlement of Claims. The parties represent and warrant that they have not heretofore assigned or transferred to any person anything whatsoever that is released by this Agreement and each shall defend, indemnify and hold harmless the other from and against any claim (including the payment of attorneys' fees and costs actually incurred) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed to have been made.

               11. No Admissions. Nothing in this Agreement shall be construed as an admission by any party of any wrongdoing.

               12. Advice of Counsel; Voluntary Agreement. Each party signing this Agreement represents and warrants that he or it has had the opportunity to receive the advice of counsel prior to executing the Agreement. The Consultant acknowledges that he has entered into this Agreement voluntarily and without duress or undue influence on the part of or on behalf of any person.

               13. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, relating to the subject matter of this Agreement. No supplement, modification, waiver or termination of this Agreement shall be valid unless executed by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

               14. Severability. The various provisions of this Agreement are severable and if any one or more provisions may be deemed to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.



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               15. Headings. Section headings are not to be considered part of this Agreement and are included solely for convenience and reference and in no way define, limit or describe the scope of this Agreement or the intent of any provisions hereof.

               16. Counterparts and Facsimiles. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument. A facsimile of a signed counterpart shall be deemed an original counterpart, and may be used in lieu of an original for any purpose.

               17. Governing Law; Venue; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to its conflicts of laws provisions. In the event of any litigation among the parties hereto, suit shall be brought in Los Angeles County, California and the parties hereto hereby submit themselves to the jurisdiction of the state and federal courts in Los Angeles County, California.

               18. Attorneys' Fees. In the event that any party hereto takes action to enforce any of the terms of this Agreement, the prevailing party shall recover from the other party all of such prevailing party's reasonable expenses, including reasonable attorneys' fees and costs, incurred in such action.

               19. Notice. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given
(i) if personally delivered, when so delivered, (ii) if mailed, three (3) days after having been placed in the United States mail, registered or certified, postage prepaid, addressed to the party to whom it is directed at the address set forth below or (iii) if given by telex or telecopier, when such notice or other communication is transmitted to the telex or telecopier number specified below and the appropriate answerback or telephonic confirmation is received. Either party may change the address to which such notices are to be addressed by giving the other party notice in the manner herein set forth.

               20. Third Parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any person other than Sirena or the Consultant any rights or remedies under or by reason of this Agreement.

               21. Successors and Assigns. All of the terms, provisions and obligations of this Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, representatives, successors and assigns.



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               IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the date first set forth above.


Dated:  April 8, 1998               APPAREL MANAGEMENT, INC.


                                    By: /s/ ARTHUR H. WARSHAW
                                       ---------------------------------
                                        Arthur H. Warshaw, President
                                        514 Croton Lake Road
                                        Mt. Kisco, New York 10549
                                        Telecopier No.:  (914) 232-4642



Dated:  April 8, 1998               /s/ ARTHUR H. WARSHAW
                                    ------------------------------------
                                    Arthur H. Warshaw
                                    514 Croton Lake Road
                                    Mt. Kisco, New York 10549
                                    Telecopier No.: (914) 232-4642





Dated:  April 8, 1998               THE SIRENA APPAREL GROUP, INC.


                                    By: /s/ MAURICE B. NEWMAN
                                       ---------------------------------
                                        Maurice B. Newman, Chairman
                                        10333 Vacco Street
                                        South El Monte, California 91733-0307
                                        Telecopier No.:  (626) 442-2341



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